Exhibit 99.1

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EnPro Industries Adopted Shareholder Rights Plan

CHARLOTTE, N.C., JUNE 3, 2002 — The Board of Directors of EnPro Industries, Inc. (NYSE: NPO) has adopted a shareholder Rights Plan designed to enhance the Board’s ability to protect EnPro’s shareholders from abusive takeover tactics and from attempts to acquire control of EnPro at an inadequate price. The Rights Plan was effective immediately prior to the spin-off of EnPro from Goodrich Corporation on May 31, 2002, and was described in EnPro’s Information Statement dated May 24, 2002 which was mailed to Goodrich stockholders prior to the spin-off.

Under the Rights Plan, a dividend distribution of one Right was made to each share of common stock outstanding immediately prior to the spin-off and will be made with respect to each share issued thereafter. Each Right entitles the holder to purchase one one-hundredth of a share of a newly authorized series of EnPro preferred stock at a purchase price of $65.00. Each one-hundredth of a share of such preferred stock is intended to be the economic and voting equivalent of one share of common stock. The Rights are not presently exercisable, and initially will be evidenced by EnPro’s common stock certificates and will trade automatically with the common stock.

In the event any person or group commences a tender or exchange offer that, if consummated, would result in such person or group becoming the beneficial owner of 15% or more of EnPro’s common stock, then after a specified period each Right will entitle its holder to purchase one one-hundredth of a share of such preferred stock at a purchase price of $65.00. Thereafter, separate Rights certificates will be distributed.

In the event that after the spin-off a person or group acquires beneficial ownership of 15% or more of EnPro’s common stock, then after a specified period each Right (other than Rights beneficially owned by such person or group, which become void) will entitle its holder to purchase, at the purchase price, shares of EnPro common stock (or, at the option of the Board, such preferred stock) having a value equal to twice the purchase price. Additionally, if after any such person or group acquires beneficial ownership of 15% or more of EnPro’s common stock, EnPro is acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power are sold, each Right (other than Rights beneficially owned by such person or group, which will have become void) will entitle its holder to purchase, at the purchase price, shares of common stock of the person with whom EnPro engaged in such transaction having a value equal to twice the purchase price.

Under certain circumstances, EnPro may, at its option, exchange for each outstanding Right (other than voided Rights) one share of common stock or one one-hundredth of a share of such preferred stock. EnPro may also, at its option, redeem the Rights at a price of $.01 per Right at any time prior to a specified period of time after a person or group has become the beneficial owner of 15% or more of its common stock.

The Rights will expire on May 31, 2012, unless earlier redeemed. Details of the plan are contained in EnPro’s Information Statement dated May 24, 2002, which is included in its Form 10 registration statement filed with the Securities and Exchange Commission on May 24, 2002.

EnPro Industries, Inc. (NYSE: NPO) is a leader in sealing products, metal polymer bearings, compressor systems and other engineered products for use in critical applications by industries worldwide.

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